Exhibit 99.1

Via Federal Express

October 4, 2005

James D. Merselis

President and CEO

HemoSense Corporation

651 River Oaks Parkway

San Jose, CA 95134

WARNING LETTER

Dear Mr. Merselis:

Your firm manufactures the INRatio Test Strips and the INRatio Test Meters, which are intended to determine International Normalization Ratio (INR) value, a measure used to monitor blood coagulation and adjust anticoagulant medications. The INRatio Test Strips and INRatio Test Meters are devices as defined in Section 201(h) of the Federal, Food, Drug, and Cosmetic Act (the Act). From May 16- June 1, 2005, the Food and Drug Administration (FDA) inspected your firm’s establishment in San Jose, California. Our review of your operations yielded information that revealed a serious regulatory problem involving INRatio Test Strips and INRatio Test Meters.

Our inspection, disclosed that these devices are misbranded within the meaning of Section 502(t)(2) [21 U.S.C. § 352(t)(2)] of the Federal Food, Drug and Cosmetic Act (the Act), in that your firm failed to furnish material or information required by or under section 519 [21 U.S.C. § 360(i)] of the Act and the Medical Device Reporting (MDR) regulation set forth in 21 CFR Part 803. The MDR regulation requires device manufacturers to report within 30 days of receiving or otherwise becoming aware of information that reasonably suggests that a device that they marketed (1) may have caused or contributed to a death or serious injury; or (2) has malfunctioned and that device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur [21 CFR 803.50(a)].

Our review indicates that your firm had information indicating that INRatio devices were generating clinically significant erroneous values. INR values are used to adjust anticoagulant medication dosages and must be accurate in order to permit appropriate use of those drugs. If the INR is too low, a patient will be prone to form blood clots or strokes. If the INR is too high, a patient will be prone to excessive bleeding. Therefore, both high and low test results have the potential to cause or contribute to a death or serious injury, because they may result in erroneous dosing and thus improper control of coagulation.

Letter to James D. Merselis

HemoSense Corporation

October 4, 2005

Based on our review, we find that your firm failed to submit an MDR to FDA, as required by 21 CFR 803.50(a)(1), after receiving information which reasonably suggested that your INRatio devices may have caused or contributed to a serious injury. The information contained in complaint #00111 indicates that after a high INRatio test result of 6.1, the patient went to the hospital, was tested by the hospital lab, which found a significantly lower INR value, and an adjustment was made to the patient’s dose of anticoagulant medication. This event satisfies the definition of a serious injury since it required medical intervention to preclude permanent impairment of a body function or permanent damage to a body structure [21 CFR 803.3],

In addition, your firm failed to submit MDR reports to FDA, as required by 21 CFR 803.50(a)(2), after receiving information which reasonably suggested that your INRatio devices malfunctioned and these devices or a similar device marketed by your firm would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Your firm failed to submit an MDR malfunction report as required in the following instances:

The information contained in complaints # 00071, #00134, #00166, #00176 and #00347 reasonably suggests that your devices malfunctioned and would be likely to cause or contribute to a serious injury to the patient. Those complaints indicate that your devices provided discrepant results compared to lab results (i.e., for complaint # 00134; >7.5 compared to 3.8; for #00166, >7.5 compared to 5.2; for #00176,5.1 compared to 3.2; and for #00347, 5.0 compared to 10.0 respectively). This indicates that your device failed to meet its performance specifications or otherwise perform as intended, and therefore malfunctioned as that term is defined in 21 CFR 803.3. As already explained, erroneous INR readings have strong potential to cause or contribute to serious injury or death because they may result in erroneous control of coagulation. All of these erroneous readings were clinically significant and were thus likely to lead to incorrect application of anticoagulant therapy, with the likely health consequences already noted. In fact, the latter four of these complaints were received after your company had information regarding the similar malfunction reported in complaint #00111, which as already explained in fact appears to have contributed to a reportable serious injury.

We acknowledge that your firm has submitted to this office a response dated June 14, 2005 concerning our investigator’s observations noted on form FDA-483. We have reviewed your response and have concluded that it is inadequate in that your response does not provide sufficient detail and documentation for us to evaluate whether preventive actions are adequate to prevent the recurrence of the observations. Specifically, your revised MDR procedure is not

Letter to James D. Merselis

HemoSense Corporation

October 4, 2005

consistent with all of the terms of 21 CFR 803 and may not lead to proper determination of when an event requires reporting to FDA under part 803 as an MDR. Thus, that procedure itself does not appear to comply with 21 CFR 803.17. For example, page#3 of 8, item 7.5 states that, “The complaint is a reportable event if the investigation determines that the device has caused or contributed to a death, serious injury, or if the malfunction were to recur, that the device would likely cause or contribute to a death or serious injury.” (emphasis added) Similarly, Page # 5 of 8, Appendix A-MDR Decision Tree for Death/Serious Injury, item #1 states, “Does the information reasonably suggest that the device caused or contributed to a death?”. Under 21 CFR 803.50, manufacturers must report if they have information that reasonably suggests that a device they market “may have caused or contributed to a death” (emphasis added). HemoSense’s revised MDR procedures appear to narrow the conditions under which an event must be reported. This may result in the lack of adequate MDR reporting by HemoSense.

This letter is not intended to be an all-inclusive list of deficiencies at your facility. It is your responsibility to ensure that all requirements of the Act are being met. You are responsible for investigating and determining the causes of the violations identified by FDA.

Federal agencies are advised of the issuance of all Warning Letters about devices so that they may take this information into account when considering the award of contracts.

You should take prompt action to correct these deviations. Failure to promptly correct these deviations may result in regulatory action being initiated by the Food and Drug Administration without further notice. These actions include, but are not limited to, seizure, injunction, and/or civil money penalties.

Please notify this office in writing within (15) working days of receipt of this letter, of the specific steps you have taken to correct these violations and preclude their recurrence. If corrective action cannot be completed within 15 working days, state the reason for the delay and the time frame within which corrections will be completed. Your response should address each deficiency brought to your attention during the inspection and in this letter, and should include copies of any documentation demonstrating that corrections have been made.

Letter to James D. Merselis

HemoSense Corporation

October 4, 2005

Please direct your reply and any questions to Lawton W. Lum, Compliance Officer, United States Food and Drug Administration, 1431 Harbor Bay Parkway, Alameda, CA 94502.

Sincerely,

/s/ Barbara J. Cassens
Barbara J. Cassens
District Director San Francisco District